Exhibit 99.5

Consent of BofA Securities, Inc.

July 6, 2023

The Special Committee of the Board of Trustees

Diversified Healthcare Trust

Two Newton Place, 255 Washington Street

Newton, MA 02458-1634

Members of the Special Committee:

We hereby consent to the inclusion of our opinion letter, dated April 10, 2023, to the Special Committee of the Board of Trustees of Diversified Healthcare Trust (“DHC”) as Annex C to, and to the references to such opinion letter under the headings “SUMMARY — Opinion of Financial Advisor to the DHC Special Committee” and “THE MERGER — Recommendation of the DHC Special Committee and the DHC Board of Trustees; Reasons for the Merger and the Other Transactions”, “— Opinion of Financial Advisor to the DHC Special Committee”, “Unaudited Prospective Financial Information of OPI”, “— Unaudited Prospective Financial Information of DHC” and “— Conditions to Completion of the Merger” in, the joint proxy statement/prospectus relating to the proposed merger involving DHC and Office Properties Income Trust (“OPI”), which joint proxy statement/prospectus forms a part of OPI’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BOFA SECURITIES, INC.
BOFA SECURITIES, INC.